Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Names David D. Powell as

Chief Financial Officer and Executive Vice President

HOUSTON, TX — July 7, 2016 (BUSINESS WIRE) – Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced that it has named David D. Powell as Chief Financial Officer and Executive Vice President. Mr. Powell previously served as Chief Financial Officer for BHP Billiton – Petroleum where, from March 2009 until May 2016, he was accountable for all finance, accounting, commercial assurance, supply chain and information technology activities. Mr. Powell replaces Shannon E. Young, III. These changes are effective July 8, 2016.

Cobalt’s Chief Executive Officer Timothy J. Cutt said, “David is a deeply experienced oil and gas executive leader, both as a CFO and an international executive, with previous accountabilities spanning several continents where he succeeded in very challenging work environments. He has extensive experience interfacing with and working in capital markets with both equity and debt investors. I am absolutely confident David has the experience to lead the finance function during this critical time in Cobalt and am delighted he is joining Cobalt.” Cutt added, “I appreciate and thank Shane for the contributions he has made to Cobalt and wish him the best in the future.”

Commenting on his appointment Mr. Powell said, “I am very excited to join Tim Cutt and the entire Cobalt team at this exciting and challenging time in Cobalt’s history, and look forward to working with these talented professionals to strengthen Cobalt’s financial foundation and deliver the greatest value to Cobalt’s shareholders.”

Mr. Powell has over 35 years of experience in the oil and gas industry during which he held numerous leadership roles with increasing responsibilities in the United States, as well as Argentina, Russia, Malaysia and Qatar. Mr. Powell holds a Bachelor of Science in Accounting, graduating Summa Cum Laude from William Jewell College. In addition, he completed the Advanced Management Program at the Harvard Business School and has a Certified Public Accountant certificate from the State of Missouri.

About Cobalt

Cobalt International Energy, Inc. (NYSE: CIE) is an independent exploration and production company active in the deepwater U.S. Gulf of Mexico and offshore West Africa. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address Cobalt’s expected future business and financial performance, and often contain words such as

“anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings. Cobalt undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release, other than as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations: Rob Cordray Director, Investor Relations +1 (713) 579-9126	Media Relations: Lynne L. Hackedorn Vice President, Government and Public Affairs +1 (713) 579-9115

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